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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                    Three Months         Nine Months
                                                 Ended September 30   Ended September 30
                                                    1997      1996       1997      1996
Primary

Net income                                         $168,578  $155,588   $495,070  $458,104

Average common shares outstanding                   211,584   223,178    214,517   224,528
Average common share equivalents outstanding <F1> :
    Stock options                                     1,636     1,352      1,524     1,361
    Restricted sock                                  (1,549)   (1,847)    (1,575)   (1,850)
Average primary common shares                       211,671   222,683    214,466   224,039
Earnings per common share - Primary                $   0.80  $   0.70   $   2.31  $   2.04

Fully Diluted

Net income                                         $168,578  $155,588   $495,070  $458,104

Average common shares outstanding                   211,584   223,178    214,517   224,528
Average common share equivalents outstanding <F1> :
    Stock options                                     1,672     1,372      1,555     1,380
    Restricted sock                                  (1,549)   (1,847)    (1,564)   (1,847)
Average fully diluted common shares                 211,707   222,703    214,508   224,061
Earnings per common share - Fully Diluted          $   0.80  $   0.70   $   2.31  $   2.04

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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